Exhibit 99.3

STOCK BONUS AGREEMENT

NABORS INDUSTRIES LTD.

This Stock Bonus Agreement (“Stock Grant”) is effective the 7th day of March, 2013 (“Date of Grant”), between Nabors Industries Ltd. (“NIL” or the “Company”), Nabors Industries, Inc., the wholly-owned indirect subsidiary of the Company (“NII”) and Anthony G. Petrello (“Grantee”). Unless otherwise specified herein, all capitalized terms not defined herein shall have the meaning ascribed to such terms in the Nabors Industries Ltd. 2003 Employee Stock Plan, as amended (the “2003 Plan”).

On the Date of Grant, the Fair Market Value of a Common Share of NIL was $16.53.

RECITALS

Pursuant to the 2003 Plan, the Compensation Committee of the Board of Directors (the “Committee”), as the current Administrator under the 2003 Plan, has determined the form of this Stock Grant in lieu of a portion of the cash bonus payable to Grantee pursuant to that certain Termination Agreement dated March 7, 2013.  The applicable terms of the 2003 Plan are incorporated by reference in this Stock Grant.

STOCK GRANT

In accordance with the terms of the 2003 Plan, the Committee has made this Stock Grant in lieu of a portion of a cash bonus payable to Grantee and concurrently has issued or transferred to the Grantee Shares upon the following terms and conditions:

SECTION 1.                            Number of Shares.  The number of Shares awarded under this Stock Grant is 1,633,394 (the “Award”).

SECTION 2.                            Rights of the Grantee as Shareholder.  The Grantee, as the owner of Shares issued or transferred pursuant to this Stock Grant, is entitled to all the rights of a shareholder of NIL, including the right to vote, the right to receive dividends payable either in stock or in cash, and the right to receive shares in any recapitalization of the Company from the Date of Grant.

SECTION 3.                            Benefit.  Any Award made to Grantee shall be for the benefit of the Grantee, his heirs, devisees, legatees or assigns at any time.

SECTION 4.                            Withholding Tax.  The Grantee shall be required to pay to NII the amount of federal, state or local taxes, if any, required by law to be withheld (“Withholding Obligation”) NII shall withhold from other amounts due grantee funds necessary to satisfy the Withholding Obligation.  Grantee shall deliver any additional funds necessary to satisfy the Withholding Obligation in such manner as NII may establish or permit.

SECTION 5.                            Governing Law & Severability.  The Plan and all rights and obligations thereunder shall be construed in accordance with and governed by the laws of the State of Delaware.  If any provision of this Agreement should be held invalid, the remainder of this Agreement shall be enforced to the greatest extent permitted by applicable law, it being the intent of the parties that invalid or unenforceable provisions are severable.

SECTION 6.                            Entire Agreement.  This Agreement, together with the Plan, contains the entire agreement between the parties with respect to the subject matter and supersedes any and all prior understandings, agreements or correspondence between the parties.

IN WITNESS WHEREOF, the parties hereto have duly executed this Stock Grant as of the day and year first written above.

NABORS INDUSTRIES LTD.

By:	/s/ John Lombardi
Name:	John Lombardi
Title:	Chairman of Compensation Committee

NABORS INDUSTRIES, INC.

By:	/s/ Laura W. Doerre
Name:	Laura W. Doerre
Title:	Secretary

GRANTEE

/s/ Anthony G. Petrello
Anthony G. Petrello